                                                                    EXHIBIT 4.22

                             SUBSCRIPTION AGREEMENT


        SUBSCRIPTION AGREEMENT, dated as of ______________ __, 2002 (this "Agreement"), between CFB Capital ___, a statutory business trust created under the laws of the State of Delaware (the "Trust"), and Community First Bankshares, Inc., a Delaware corporation (the "Buyer").

        In consideration of the foregoing, and intending to be legally bound hereby, the parties hereto agree that, subject to the conditions contained herein, the Buyer will purchase from the Trust, and the Trust will sell to the Buyer, the Trust's ___% Common Securities (liquidation amount of $25 per common security), representing common undivided beneficial interests in the assets of the Trust (the "Common Securities"), equal to an aggregate liquidation amount of approximately (but at least) 3% of the total capital of the Trust.

                       SALE OF STOCK AND TERMS OF PAYMENT

        1. THE SALE. Upon the terms and subject to the conditions of this Agreement, on ______________, 2002 (the "Closing Date"), the Trust will issue, sell and deliver to the Buyer, and the Buyer will accept and purchase from the Trust, ________ Common Securities (the "Amount"). The Amount shall be subject to the adjustments provided for in Section 4 hereof.

        2. PURCHASE PRICE. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the aforesaid issuance, sale and delivery of the Common Securities, on the Closing Date the Buyer will pay or cause to be paid to the Seller $_________ in cash (the "Purchase Price") for the Amount. The Purchase Price shall be subject to the adjustments provided for in Section 4 hereof.

        3. MANNER OF PAYMENT. At the Closing Date, the Buyer shall pay the Purchase Price to the Trust by wire transfer of immediately available funds.

        4. AMOUNT AND PURCHASE PRICE ADJUSTMENT. If on the Closing Date, after giving effect to the issuance and sale of the Trust's ___% Cumulative Capital Securities pursuant to an underwritten public offering, the Amount does not equal an aggregate liquidation amount of at least 3% of the total capital of the Trust, the Amount shall be adjusted to equal an aggregate liquidation amount of at least 3% of the total capital of the Trust and the Purchase Price shall be adjusted accordingly.

        IN WITNESS WHEREOF, each of the Trust and the Buyer has caused this Agreement to be signed by its duly authorized representative as of the date first above written.

                                        CFB CAPITAL ___


                                        By
                                          ------------------------------
                                        Mark A. Anderson
                                        Administrative Trustee

                                        COMMUNITY FIRST BANKSHARES, INC.


                                        By
                                          ------------------------------
                                        Craig A. Weiss
                                        Chief Financial Officer